UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
  Date of Report (Date of earliest event reported): May 30, 2023
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LivePerson, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	0-30141	13-3861628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

530 7th Ave, Floor M1
New York, New York 10018
(Address of principal executive offices, with zip code)

(212) 609-4200
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LPSN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.     Other Events.

On May 30, 2023, LivePerson, Inc. (“LivePerson”) and the selling stockholders of WildHealth, Inc. (“WildHealth”) agreed to amend the terms of the merger agreement pursuant to which LivePerson acquired WildHealth with respect to certain contingent potential earnout payments under the agreement.

LivePerson completed the acquisition of WildHealth in February 2022 for $30 million consideration paid up front at closing inclusive of amounts held in escrow, and the merger agreement provided for additional potential contingent earnout payments to shareholders of WildHealth of up to $120.0 million payable in stock upon the achievement of certain financial performance milestones over a three year performance period.

Pursuant to the amended terms, in full satisfaction of all potential earnout payments under the merger agreement, the parties agreed that LivePerson would pay (a) a lump sum cash payment of $12.0 million, less applicable withholding taxes to pre-acquisition WildHealth shareholders, and (b) in the event of a future direct or indirect sale of WildHealth on or before May 30, 2033, the former WildHealth equity holders will receive an additional cash payment equal to 30% of the then-current equity value of WildHealth less all applicable escrows and closing payments and costs, up to a maximum payment of $23.0 million. The $12 million lump sum payment was made on May 31, 2023 pursuant to the amendment and will be recorded in the second quarter of 2023 and the balance of the Company’s preexisting $40.2 million stock accrual with respect to the WildHealth earnout will be eliminated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEPERSON, INC. (Registrant)

Date:	June 20, 2023	By:	/s/ Monica L. Greenberg
Monica L. Greenberg
Executive Vice President, Policy and General Counsel